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                                                               Exhibit 99.B10(B)



INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Post-Effective Amendment No. 19 to Registration Statement No. 33-12000 of the portfolios of United Investors Annuity Variable Account on Form N-4 of our report dated January 31, 2002, March 19, 2002 as to
Note 10, relating to the financial statements of United Investors Life Insurance Company, and our report dated April 5, 2002 relating to the financial statements of United Investors Annuity Variable Account, both contained in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the heading of "Experts" in such Statement of Additional Information.



/s/ DELOITTE & TOUCHE LLP
-------------------------
Dallas, Texas
April 29, 2002